UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2006

WESTLAKE CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 6, 2006, Westlake Chemical Corporation and certain of its subsidiaries (collectively, the “Company”) entered into Amendment No. 5 (the “Amendment”) to the Credit Agreement dated as of July 31, 2003, as heretofore amended (as so amended, the “Revolving Credit Agreement”) by and among the financial institutions party thereto, as lenders (collectively, the “Lenders”), Bank of America, N.A., as agent, and Westlake Chemical Corporation and certain of its subsidiaries, as borrowers relating to a $200 million senior secured revolving credit facility.

The effects of the Amendment are (i) to increase the amount of the Lenders’ aggregate commitments under the Revolving Credit Agreement from $200 million to $300 million, (ii) generally to reduce the interest rates payable under the Revolving Credit Agreement, and (iii) to amend certain covenants in the Revolving Credit Agreement so as to provide more financial flexibility to the Company.

Item 8.01 Other Events

On January 9, 2006, the Company called $180 million principal amount of its outstanding 8 3/4% Senior Notes due 2011 for redemption at the make-whole premium provided in the indenture relating to these notes. The Company expects to redeem these notes on February 8, 2006, at 100% of the principal amount thereof, plus an estimated make-whole premium of approximately $18 million, plus accrued and unpaid interest. The Company expects to incur an after-tax charge of approximately $13 million on the redemption as a result of the make-whole premium and the write-off of previously capitalized debt-issuance costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer

Date: January 10, 2006